Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNINGS JUMP 66%
OVER PREVIOUS QUARTER PRIMARILY DUE TO SECURITIES SALES
BILOXI, MS (July 28, 2010)—Second quarter earnings of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, increased 66% over the first quarter of 2010, primarily due to sales of securities, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the quarter ended June 30, 2010, totaled $1,446,000, compared to $872,000 for the first quarter of the year. Securities sales of $34 million during the second quarter resulted in $1,035,000 of net income.
Earnings for the first half of 2010 totaled $2,318,000, an increase of 22% over the same period in 2009.
Earnings per share for the most recent quarter were $.28 per weighted average share, seven times the $.04 per share for the same period last year. Earnings per share figures are based on weighted average shares outstanding of 5,151,697 for the three months ended June 30, 2010 and 5,157,356 for the three months ended June 30, 2009.
For the first half of 2010, earnings per share totaled $.45 per average weighted share, compared to $.37 per share in the same period last year. Earnings per share figures are based on weighted average shares outstanding of 5,151,697 for the six months ended June 30, 2010 and 5,189,474 for the six months ended June 30, 2009.
“We were able to deliver solid earnings in the last quarter, due to an increase in non-interest income, predominantly securities sales; strict internal cost controls and rational pricing of our deposit base,” said Swetman. “There comes a time when you need to take securities gains off the table. The majority of these gains came from the liquidation of our mortgage-backed securities portfolio and the sale of short term U.S. Treasuries,” he said.
“We also added more than $1,500,000 to our provision for loan losses, as we continue to carefully monitor every single credit in our bank,” Swetman added.
Provision for loan losses totaled $1,585,000 for the most recent quarter, compared to $1,150,000 in the last quarter. For the full year to date, loan loss reserves have totaled $2,735,000, compared to $1,850,000 for the first six months of 2009.
Loan volume was about flat with the previous quarter, down less than 1%. “Business activity across the Gulf Coast remains sluggish, and the media coverage of the BP oil spill is not helping our tourism industry,” said Swetman. “We are watching the situation carefully to see if this environmental disaster has any significant impact on our own business,” he added.
Founded in 1896, with $888 million in assets as of June 30, 2010, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net interest income	$6,556	$6,569	$13,548	$12,844
Provision for loan losses	1,585	1,502	2,735	1,850
Non-interest income	3,685	2,166	5,818	4,789
Non-interest expense	6,687	7,083	13,616	13,639
Income taxes	522	(50)	697	240
Net income	1,446	200	2,318	1,904
Earnings per share	.28	.04	.45	.37

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Allowance for loan losses January 1,	$8,279	$11,373	$7,828	$11,114
Recoveries	18	224	74	329
Charge-offs	(714)	(3,301)	(1,469)	(3,495)
Provision for loan losses	1,585	1,502	2,735	1,850

Allowance for loan losses June 30,	$9,168	$9,798	$9,168	$9,798

ASSET QUALITY	June 30,
	2010	2009
Allowance for loan losses as a percentage of loans	2.06%	2.10%
Loans past due 90 days and still accruing	$7,595	$1,659
Nonaccrual loans	23,461	14,284

PERFORMANCE RATIOS (annualized)	June 30,
	2010	2009
Return on average assets	.52%	.41%
Return on average equity	4.41%	3.63%
Net interest margin	3.60%	3.17%
Efficiency ratio	82%	86%
Primary capital	13.07%	12.06%

BALANCE SHEET SUMMARY	June 30,
	2010	2009
Total assets	$888,499	$946,324
Securities	351,289	391,637
Loans	445,736	467,165
Other real estate	1,397	2,451
Total deposits	519,555	518,293
Total federal funds purchased	170,872	236,971
Shareholders’ equity	106,822	102,561
Book value per share	20.74	19.91
Weighted average shares	5,151,697	5,189,474